Exhibit 3.1

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

OF

SERIES A PREFERRED STOCK

OF

STAFFING 360 SOLUTIONS INC.

_______________

The undersigned, being the Chief Executive Officer of Staffing 360 Solutions, Inc., a Nevada corporation (the "Company"), in accordance with the provisions of the Nevada Revised Statutes, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, the following resolution creating a series of Series A Preferred Stock, was duly adopted on April 28, 2015:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Articles of Incorporation of the Company, as amended (the "Articles of Incorporation"), there hereby is created out of the shares of preferred stock of the Company, par value $0.00001 per share, as authorized in Article III of the Articles of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Company, to be named "Series A Preferred Stock," consisting of 1,663,008 shares;

1. Designation and Amount. The shares of such series shall have a par value of $0.00001 per share and shall be designated as “Series A Preferred Stock” and the number of shares constituting the Series A Preferred Stock shall be 1,663,008 shares. The Series A Preferred Stock shall have a stated value of $1.00 per share (the “Stated Value”).

2. Dividends.

(a)                Payment of Dividends. The holders of the Series A Preferred Stock (each a “Holder”) will be entitled to receive cash dividends (the “Dividend”) at the rate of twelve percent (12%) of the Stated Value per annum, payable monthly in cash, prior to and in preference to any declaration or payment of any dividend on the common stock of the Company, par value $0.00001 per share (the “Common Stock”).

(b)               So long as any shares of Series A Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend on any shares of Common Stock or classes and series of preferred securities of the Company which by their terms do not rank senior to the Series A Preferred Stock ("Junior Stock") (other than dividends payable in additional shares of Junior Stock), unless at the time of such dividend the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock.

3. Redemption; Mandatory and Optional Conversion.

3.1 Redemption.  Commencing on December 31, 2018 (the “Redemption Date”), the Company shall redeem all of the shares of Series A Preferred Stock (a “Redemption”) of each Holder, for cash or for shares of Common Stock in the Company’s sole discretion. The redemption price paid to each Holder shall be equal to the Stated Value for each share of Series A Preferred Stock, multiplied by the number of shares of Series A Preferred Stock held by such Holder, less the aggregate amount of Dividends paid to such Holder through the Redemption Date (the “Redemption Purchase Price”). On the Redemption Date, the Company shall confirm the number of shares of Series A Preferred Stock held by each Holder in accordance with Annex “A” attached hereto.

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3.2  Payment in Common Stock.

(a) If the Redemption Purchase Price is paid in shares of Common Stock, Holders shall initially receive one and three tenths (1.3) shares of Common Stock for each $1.00 of the Redemption Purchase Price.

(b) Upon the date the Redemption Purchase Price is paid, the Series A Preferred Stock shall be deemed cancelled.

3.3  Transfer of Preferred Stock.

(i) The Holder shall not, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a “Transfer”) the Series A Preferred Stock, in whole or in part, or any right, title or interest herein or hereto, except to the estate of the Holder upon death or to the administrator of the Holder upon complete disability and in accordance with the provisions of this Certificate. Any attempt to Transfer the Series A Preferred Stock or any rights hereunder in violation of the preceding sentence shall be null and void ab initio and the Company shall not register any such Transfer. Upon the Transfer of the Series A Preferred Stock, in whole or in part, through the use of an assignment form in a form reasonably satisfactory to the Company, and in accordance with applicable law or regulation, and the payment by the Holder of funds sufficient to pay any transfer tax, the Company shall issue and register the Series A Preferred Stock in the name of the estate or administrator of the Holder. Notwithstanding any other provision of this Certificate, no Transfer may be made pursuant to this Section 3.3 unless (a) the Transfer complies in all respects with the applicable provisions of this Certificate and (b) the Transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”).

3.4  Covenants.

(i)  Restrictive Legend. Each certificate evidencing shares of Common Stock issued to the Holder following the redemption of the Series A Preferred Stock shall bear the following restrictive legend or a similar legend until such time as the transfer of such security is not restricted under the federal securities laws:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.

3.5  Adjustment of Redemption Price if Paid in Shares of Common Stock. The number of shares of Common Stock issuable upon the redemption of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

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(i)  Adjustment for Stock Splits and Combinations. If the Company shall at any time (i) subdivide the outstanding Common Stock, (ii) combine the outstanding Common Stock into a smaller number of shares, or (iii) declare a dividend or otherwise distribute to all holders of Common Stock (including any such distribution made to the stockholders of the Company in connection with a consolidation or merger in which the Company is the continuing company) evidences of its indebtedness, or assets, or rights, options, or warrants to subscribe for or purchase Common Stock, or securities convertible into or exchangeable for shares of Common Stock, then, in each case, the number of shares of Common Stock issuable upon the redemption of the Series A Preferred Stock shall be proportionately adjusted so that the Holder after such time shall be entitled to receive the aggregate number and kind of shares, evidences, rights, options, warrants or securities which, if the Series A Preferred Stock had been redeemed immediately prior to such time, the Holder would have owned upon such redemption and been entitled to receive by virtue of such dividend, subdivision, combination, or distribution.

(ii)  Change in Conversion Shares upon Consolidations and Mergers in Which the Company Is Not the Surviving Company and upon Certain Sales, Leases, and Conveyances. In case of any consolidation with or merger of the Company with or into another corporation or other entity (other than a merger or consolidation in which the Company is the surviving or continuing corporation), or in case of any sale, lease, or conveyance to another corporation or entity of the property and assets of any nature of the Company as an entirety or substantially as an entirety (such actions being hereinafter collectively referred to as “Reorganizations”), there shall thereafter be deliverable upon redemption of the Series A Preferred Stock (in lieu of the number of shares of Common Stock theretofore deliverable) the kind and amount of shares of stock or other securities or property receivable upon such Reorganization by a holder of the number of shares of Common Stock equal to the number of shares of Common Stock issuable upon the redemption of the Series A Preferred Stock for which the Series A Preferred Stock might have been redeemed immediately prior to such Reorganization. The Company shall not effect any such Reorganization unless upon or prior to the consummation thereof the successor corporation, or if the Company shall be the surviving corporation in any such Reorganization and is not the issuer of the shares of stock or other securities or property to be delivered to holders of shares of the Common Stock outstanding at the effective time thereof, then such issuer, shall assume by written instrument the obligation to deliver to the Holder such shares of stock, securities, cash or other property as the Holder shall be entitled to upon a conversion of the Series A Preferred Stock in accordance with the foregoing provisions.

(iii)  Change in Shares upon Certain Reclassifications, Consolidations, and Mergers. In case of any reclassification or change of the Common Stock (other than a change in par value or from no par value to a specified par value, or as a result of a subdivision or combination of the outstanding shares of Common Stock, but including any change of the shares of Common Stock into two or more classes or series of shares), or in case of any consolidation or merger of another corporation or entity into the Company in which the Company is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from no par value to a specified par value, or as a result of a subdivision or combination of the outstanding shares of Common Stock, but including any change of the shares into two or more classes or series of shares), the Holder shall have the right thereafter to receive upon redemption of the Series A Preferred Stock solely the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such reclassification, change, consolidation, or merger by a holder of the number of shares of Common Stock equal to the number of shares of Common Stock for which the Series A Preferred Stock might have been redeemed immediately prior to such reclassification, change, consolidation, or merger.

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(iv)  Other Events. If any event occurs of the type contemplated by the provisions of this Section 3.5 but not expressly provided for by such provisions (including, without limitation, the granting to stockholders of the Company as a whole of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Redemption Price so as to protect the rights of the Holder under this Certificate.

(v)  No Impairment. The Company will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

(vi)  Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, or in any rights, options or warrants to subscribe for or to purchase Common Stock (such rights or options or warrants being herein called “Options”) or in any stock or other securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called “Convertible Securities”) or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii)  Closing of Books. The Company will at no time close its transfer books against the transfer of any shares of Common Stock issued or issuable upon the redemption of the Series A Preferred Stock in any manner which interferes with the timely redemption of the Series A Preferred Stock into shares of Common Stock.

3.6. Optional Conversion. At any time prior to the Redemption Date, each Holder may elect to convert the shares of Series A Preferred Stock held by such Holder into shares of Common Stock (“Series A Conversion”). Upon the Series A Conversion, a Holder shall receive one and three tenths (1.3) shares of Common Stock for every one share of Series A Preferred Stock that the Holder elects to convert.

3.7. Acceleration of Redemption Upon Change in Control. Notwithstanding the foregoing, upon the consummation of any transaction resulting in a Change of Control of the Company, the Holders shall have the right to declare the Redemption Purchase Price due and payable immediately. A “Change of Control” means a consolidation or merger of the Company with or into another company or entity in which the Company is not the surviving entity or the sale of all or substantially all of the assets of the Company to another company or entity not controlled by the then existing stockholders of the Company in a transaction or series of transactions.

3.8. Acceleration of Redemption Upon Termination of Employment. In the event of the termination by the Company of the employment of a Holder without cause, the Holder shall have the right to declare the Redemption Purchase Price due and payable immediately.

4. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company, the Holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Company legally available for distribution, prior to and in preference to distributions to the holders of Common Stock or Junior Stock, and either in preference to or pari pasu with the holders of any other series of preferred stock that may be issued in the future that is expressly made senior or pari-pasu, as the case may be, an amount equal to the Stated Value of the Series A Preferred Stock less any dividends previously paid out on the Series A Preferred Stock. The remaining Assets of the Company shall be distributed to the holders of the outstanding equity securities of the Company in accordance with their liquidation rights.

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5. Voting Rights. Except as otherwise required by law, the Series A Preferred Stock shall have no voting rights.

6. Miscellaneous.

6.1  Amendments in Writing. Except as otherwise provided herein, the provisions of the Series A Preferred Stock may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holders representing at least two thirds of the outstanding Series A Preferred Stock.

6.2  Mutilated, Lost, Stolen or Destroyed Certificate. In case the Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate, mutilated, lost, stolen or destroyed, a new certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and an indemnity or bond, if requested, also reasonably satisfactory to it.

6.3 Notices. Notice to any Holder of the Series A Preferred Stock shall be given to the registered address set forth in the Company’s records for such Holder. With respect to any notice to a Holder required to be provided herein, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, any other corporate action or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

6.4 Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. Unless otherwise stated herein, any actions required to be made hereunder on any day that is not a Business Day shall be taken on the next succeeding Business Day.

6.5 Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any preferred stock certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the preferred stock certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock.

6.5 This Certificate of Designation may be amended with the approval of the Board of Directors and the consent of the holders of a majority of the then outstanding shares of the Series A Preferred Stock.

6.6 This Certificate of Designation shall become effective upon the filing thereof with the Secretary of State of the State of Nevada.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations, Preferences and Rights to be signed in its name and on its behalf on this 29th day of May, 2015 by a duly authorized officer of the Company.

STAFFING 360 SOLUTIONS INC.

By:	/s/ Matthew Briand
Name: Matthew Briand
Title: President and CEO

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Annex A

Name of Holder	Number of Shares of Series A Preferred Stock Held
Matthew Briand	623,628
Brendan Flood	1,039,380

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